SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2002


                                 PC-EPHONE, INC.
                    -----------------------------------------
             (Exact name of registrant as specified in its charter)


Nevada                                                       98-0197707
------                                                       ----------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

5375 Mira Sorrento Place, Suite 290
San Diego, California, USA                                   92121
--------------------------                                   -----
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code           858-550-2020
                                                             ------------

Commission File Number: 000-26341

Item 5.           Other Events and Regulation FD Disclosure.

Item 6.           Resignation Of Registrant's Director

Notice of Termination of Cyberbank Distributorship Relationship and Resignation of Directors.

         We are party to an exclusive distributorship arrangement with Cyberbank Corporation, or Cyberbank, pursuant to which we had been granted the exclusive right to distribute and sell the PC-EPhone 1.0, the PC-E PDA and certain other related products in North America. In addition, Cyberbank had granted to us, among other things, a right of first refusal to acquire the marketing, distribution and sales rights for (a) any future products on an exclusive basis within the United States and Canada; and (b) future products on a non-exclusive basis for the remaining countries worldwide on terms mutually agreeable to the parties. Under the terms of our distribution arrangement with Cyberbank, we agreed to: (i) purchase an annual minimum of 500,000 units of the PC-EPhone 1.0; and (ii) place two binding purchase orders for a total of $25,300,000, to be paid with cash of $2,000,000 on May 21, 2001, and letters of credit totaling $23,300,000. In the Form 10-KSB for the fiscal year ended December 31, 2001, we disclosed that we did not make the $2,000,000 payment or meet our annual minimum purchase requirements.

         On July 25, 2002, we received written notice from Cyberbank terminating our exclusive distribution arrangement with Cyberbank. In connection with such notice, Don-gil Park and Se-Yup Choi, Cyberbank's designees, who had served on our board of directors, resigned from our board.

         We believe that Cyberbank has not performed certain of its obligations under this agreement. We believe that we have valid claims to enforce our rights under our distribution arrangement with Cyberbank, including the length of the period to which we are entitled to cure our alleged breach. We believe that we may have up to September 16, 2002 to cure any alleged breach of our distribution arrangement. There can be no assurances, as to the resolution of these matters. The failure to achieve a favorable resolution of these matters could result in a material adverse effect to our financial condition.

         On August 6, 2002, we received a purchase order from an unaffiliated third party for up to $8,825,000 for units of the PC-EPhone GSM/GPRS and the PC-E PDA devices. The purchaser is obligated to deliver a letter of credit in an amount of up to $2,405,000 to receive the first shipment of these products. We agreed not to sell or offer to sell any of the products listed in the purchase order to any third party for use or sale in the China market. The purchaser may extend this period by committing to a minimum order of 120,000 units of certain products in the purchase order.

         On August 13, 2002, we received written notice from Cyberbank indicating their intention to discuss new business opportunities with us. We also hope to develop new strategic alliances with third party manufacturers to replace the potential source of revenues derived from the Cyberbank products, obtain distribution rights to other marketable telecommunications products or manufacture or develop products competitive to the PC-EPhone 1.0, the PC-E PDA and the PC-EPhone 2.0 GSM/GPRS. Although we believe that we will be able to develop such alliances, there is no assurance that we will be able to develop these alliances or that these alliances will result in significant revenues to us. If we are unable to develop new alliances, we may be unable to fill our purchase order and our operations and financial condition will be materially and adversely affected.

         As a result of the termination of our distribution arrangement with Cyberbank, we will no longer have the right to: (i) distribute the PC-EPhone 1.0 and its family of related products, including the PC-E PDA, as manufactured by Cyberbank; and (ii) co-develop the PC-EPhone 2.0 GSM/GPRS with Cyberbank, unless a new agreement is reached. Prior to such termination, we had anticipated generating a significant portion of our revenues from the commercial launch of the PC-E PDA, the PC-EPhone 1.0, the PC-EPhone 2.0 GSM/GPRS and certain other products not manufactured by Cyberbank. Prior to the termination of our distribution arrangement with Cyberbank, we had generated limited revenues from the sale of the PC-E PDA and the PC-EPhone 1.0. If we are unable to establish a new strategic relationship with Cyberbank or a third party, we may not be able to fulfill our current purchase order. The loss of these potential sources of revenues from the sale of the Cyberbank products could have a material adverse effect on our future operations if we are unable to develop new alliances.

         Cyberbank beneficially owns 3,891,100 shares of our common stock, or 23% of our issued and outstanding stock. On September 28, 2001, Cyberbank agreed to purchase a minimum of three subordinated convertible debentures in the amount of $150,000 each for an aggregate minimum purchase price of $450,000 on each of October 15, 2001, November 1, 2001 and December 1, 2001. Cyberbank also had the option of purchasing a subordinated convertible debenture of up to the amount of $250,000. As of November 8, 2001, Cyberbank had purchased debentures in the aggregate principal amount of $190,000. The debentures, as negotiated, mature on November 8, 2002, or on such earlier date as may be permitted pursuant to the debentures upon an event of default. The debentures bear no interest, unless we default on the terms of such debentures, in which case any amounts owing would bear interest of 10% per annum from the date of default until repayment or such time as the event of default is cured. The holder of the debentures may convert the debentures into shares of our Common Stock at a price of $0.50 per share at any time prior to the maturity date. We have agreed to file a registration statement covering the Common Stock underlying the debentures after the date of the earlier of (a) the conversion of all of the debentures or (b) the maturity date.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  August 14, 2002                           PC-EPHONE, INC.



                                                  /s/ David C. Meltzer
                                                  -----------------------------
                                                  David C. Meltzer
                                                  President & Director